EXHIBIT 99.1

CARBO CERAMICS INC. ANNOUNCES FOURTH QUARTER AND 2002 EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

Irving, Texas (February 6, 2003) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $3.9 million, or $0.25 per diluted share, on revenues of $31.9 million for the quarter ended December 31, 2002. This compares with net income of $6.3 million, or $0.42 per diluted share, on revenues of $31.1 million for the fourth quarter of 2001. Results for the quarter ended December 31, 2002 include a reserve of $1.0 million, on a pre-tax basis, for a judgment against the company in a lawsuit alleging tortious interference with a contract. The company is appealing the judgment but has reserved what it believes to be the maximum amount for which it may be held liable on appeal. Excluding this reserve, net income for the quarter ended December 31, 2002 would have been $0.29 per diluted share.

Revenue for the fourth quarter of 2002 increased by 2 percent compared to the fourth quarter of 2001. Proppant sales volume remained strong, declining only 2 percent to 109 million pounds, despite a 15 percent decline in the U.S. natural gas rig count compared to the fourth quarter of 2001. The U.S. natural gas rig count historically has been an important indicator for the company as the majority of the company's revenue is generated from the use of its products in natural gas wells. The average selling price for the quarter declined by 4 percent compared to the fourth quarter of 2001 due to an increase in competitive pressures in the weak operating environment for the industry. Revenue for the fourth quarter of 2002 included $2.6 million from Pinnacle Technologies Inc., which was acquired by the company on May 31, 2002. Gross profit margins for the fourth quarter decreased to 41 percent versus 43 percent a year earlier. The decrease in gross profit margins was attributable to the reduction in the average selling price and an increase in manufacturing costs due to temporary production declines associated with the expansion of the company's McIntyre, Georgia manufacturing facility. Selling, general and administrative expenses as a percent of revenue were 20 percent, up from 12 percent in the prior year's fourth quarter. The increase in SG&A expenses is due primarily to the litigation reserve described above and the legal costs associated with the trial conducted in the fourth quarter. The decline in gross profit margin and increase in SG&A versus the fourth quarter of 2001 contributed to the 38 percent reduction in net income versus that quarter.

For the year ended December 31, 2002, the company reported net income of $19.7 million, or $1.28 per diluted share, on revenues of $126.3 million. Excluding the litigation reserve recorded in the fourth quarter, net income for the year ended December 31, 2002 would have been $1.32 per diluted share. This compares with 2001 net income of $26.2 million, or $1.74 per diluted share, on revenues of $137.2 million. The 2001 results include a charge of $2.2 million, net of tax, resulting from the modification of stock-based compensation of the former president at the time of his retirement in the second quarter of 2001. Excluding this non-recurring charge, net income for 2001 was $28.4 million, or $1.89 per diluted share.

Full year 2002 revenues decreased 8 percent from the previous year. Proppant sales volume declined 14 percent compared to 2001, driven by a 26 percent decline in the U.S. natural gas rig count. For the full year 2002, the average selling price increased slightly due to the relative strength of the company's export and high-strength product sales. Gross profit margins declined from 42% in 2001 to 41% in 2002.

CARBO Ceramics Fourth Quarter Earnings Release

February 6, 2003

Selling, general and administrative expenses for 2002 increased from 2001 levels due primarily to the addition of expenses from Pinnacle Technologies Inc.

President and CEO, C. Mark Pearson commented, "Despite the disappointing financial results for the fourth quarter, we are extremely pleased with what we have achieved in 2002. The strength of our sales relative to natural gas drilling activity in North America is a clear indication that more operators understand the value that ceramic proppants can contribute to the development of their reserves. During the year, we completed our first international manufacturing facility in Luoyang, China and built and staffed a research and new product development center in New Iberia, Louisiana. We also completed a major expansion of our McIntyre, Georgia manufacturing facility and now have worldwide capacity in place to respond to what we believe will be an improving market in 2003."

On the outlook for 2003, Dr. Pearson stated, "Like many in the industry, we believe that strong natural gas prices will result in increased drilling activity in 2003. We believe that our continued penetration of the proppant market will allow us to increase our sales volume in excess of the projected increase in natural gas drilling. We also expect that gross profit and operating margins will improve with higher sales volumes."

As previously announced, a conference call to discuss the company's fourth quarter and full-year results has been scheduled for today at 10:00 a.m. central time. To participate in the call, please dial

719-457-2643 and refer to confirmation code 473837. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com or by accessing the following URL: http://www.firstcallevents.com/service/ajwz373946745gf12.html

CARBO Ceramics Inc. is based in Irving, Texas.

This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

- tables follow -

CARBO Ceramics Fourth Quarter Earnings Release

February 6, 2003

	Three Months Ended December 31		Year Ended December 31
	2002	2001	2002	2001
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$ 31,862	$ 31,121	$ 126,308	$ 137,226
Operating expenses:
Cost of sales	18,874	17,793	74,672	78,975
Selling, general & administrative	6,391	3,778	19,857	18,641
Start-up costs	551	20	1,099	35
Total operating expenses	25,816	21,591	95,628	97,651
Operating income	6,046	9,530	30,680	39,575
Net interest income	117	167	486	890
Other income (expense)	(6)	147	77	216
Income before income taxes	6,157	9,844	31,243	40,681
Income taxes	2,262	3,518	11,529	14,483
Net income	$ 3,895	$ 6,326	$ 19,714	$ 26,198

Earnings per share:
Basic	$0.25	$0.42	$1.29	$1.76
Diluted	$0.25	$0.42	$1.28	$1.74

Average shares outstanding:
Basic	15,390	14,936	15,233	14,897
Diluted	15,528	15,069	15,375	15,042

Selected Balance Sheet Information

	Dec. 31, 2002	Dec. 31, 2001
	(in thousands)
Total current assets	$ 64,867	$ 76,502
Net property, plant and equipment	111,797	82,527
Other assets, net	22,946	-
Total assets	199,610	159,029
Total current liabilities	17,940	11,127
Deferred income taxes	13,085	10,960
Shareholders' equity	168,585	136,942
Total liabilities and shareholders' equity	$ 199,610	$ 159,029